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                                  EXHIBIT 10.2


September 10, 1999


Dr. Fred H. Deindoerfer
[ADDRESS OMITTED]


    Re: Transition Upon Retirement

Dear Fred:

    This letter is intended to memorialize the terms under which you ("YOU") have agreed, in connection with your planned retirement, to assist with the transition of your responsibilities as a member of the Office of the Chief Executive Officer, President and Chairman of International Remote Imaging Systems, Inc. (the "COMPANY") to Dr. John A. O'Malley, your successor and the newly elected CEO and incoming Chairman.

    1. Term of Agreement. In order to facilitate a smooth transition of your duties to your successor, the Company agrees to employ You, and You accept employment with the Company, on the terms set forth in this Agreement for a period commencing as of August 1, 1999 (the "START DATE") and terminating on December 31, 2001 (such period of time constituting the "TERM"), unless terminated sooner in accordance with the provisions of paragraph 7.

    2. Title and Duties. Effective as of the Start Date, You began reporting to Dr. O'Malley who assumed full and exclusive responsibility for the general supervision, direction and control of the business and officers of the Company. At the next meeting of the Board of Directors, You will officially begin the transition by submitting a written resignation from your positions as President and a member of the Office of the Chief Executive (as well as all director and officer positions with the Company's subsidiaries), and the Office of the Chief Executive will be dissolved. You will concurrently submit a separate written resignation, to take effect December 31, 1999, from your position as Chairman of the Board of Directors. You will continue as a member of the Board of Directors and, effective January 1, 2000, You will be appointed to the honorary position of Founding Chairman (Retired). From the Start Date through December 31, 2000, You will report directly to the Chairman and Chief Executive Officer (Dr. O'Malley) and under his direction you will be available to assist him as and to the extent requested up to a full-time basis. From January 1, 2001 through December 31, 2001, you will not be required to render services to the Company.

    3. Salary. During the Term, the Company will pay You a base salary at your current rate of $216,300 per year, payable in accordance with the Company's normal payroll practices. Beginning January 1, 2001, you will also be eligible for compensation under the Non-Employee Director Compensation Plan as in effect at that time, but the base salary in this paragraph already includes the annual cash retainer for that year. The payment of any bonus, stock options, retirement or other benefits beyond those contained in this Agreement will be at the sole discretion of the Board of Directors.

    4. Stock Options. Your outstanding stock options will continue to vest during the Term and will be exercisable in accordance with their terms.

    5. Effect of Sale or Merger. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company or a similar event that the Board determines, in good faith, would materially alter the structure of the Company or its ownership, this Agreement will survive such event and the Company will continue to make all of the payments required hereunder as if such event had not occurred.

    6. Benefits. Until December 31, 2000 and while your services are required to be available full time (full-time employee status), the Company will continue to provide You with, or pay to or reimburse You for, the following benefits:

        6.1 the continued use of the Company car currently assigned to You and reasonable reimbursement for the cost of gasoline, maintenance, and insurance for the automobile;

        6.2 participation in the Company's group health plan or, at your election, reimbursement to You for the purchase of Medicare supplemental insurance coverage up to a maximum reimbursement equal to the Company's cost of including You in its group health plan;

        6.3 participation in the Company's other group insurance programs, excluding long-term disability insurance;


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        6.4 participation in the Employee Stock Purchase Plan based on your compensation under this Agreement; and

        6.5 an allowance of 6 weeks vacation per annum which must be taken at the convenience of the Company and will not be payable as cash in lieu of vacation.

    7. Termination, Death and Disability. The Company and You acknowledge that the relationship under this Agreement may be terminated at any time by either party without cause. If the Company terminates You for cause or You resign before the end of the Term, the Company will have no further payment obligations under this Agreement. If the Company terminates You without cause (or You die or become disabled as that term is defined under the Company's group disability insurance policy) before the end of the Term, the Company will make all of the payments required hereunder as if the relationship had not terminated. For purposes of this Agreement, the Company shall be deemed to have terminated You with "cause" if such termination is based primarily upon any of the following:
(a) your continued failure to follow the reasonable instructions of the Chief Executive Officer (Dr. O'Malley) or the Board after written notice and a reasonable opportunity to cure; (b) your breach of any material provision of this Agreement (or the Company's Employee Acknowledgment Form referred to in paragraph 8) after written notice and a reasonable opportunity to cure; or (c) your final conviction (after exhaustion of appeals) of, or plea of nolo contendere or guilty to, a felony or any criminal theft from the Company.

    8. Confidentiality and Related Matters. You reaffirm your obligations under the Employee Acknowledgement Form (or any similarly titled agreement) signed by you and understand that your obligations under that agreement continue during and after the Term.

    9. Standard Release of Claims.

        9.1 Release. You (for yourself and on behalf of your spouse, heirs and assigns) hereby forever relieve, release and discharge each person in the Company Group (as defined below) from any and all Claims (as defined below) that you may now have against any of them arising out your employment relationship or your retirement. This release will not affect your rights under any outstanding stock options or under your Indemnification Agreement with the Company or any rights you may have with respect to indemnification as an officer or director under the Company's charter documents or under applicable insurance policies.

        9.2 Scope. Your release includes, but is not limited to, any and all Claims based on, arising out of, or related to your employment relationship with the Company (or any and all facts in any manner arising out of, related to or connected with your employment relationship) or your retirement. Without limiting the generality of the foregoing, the Claims released by this Agreement include, but are not limited to, any Claims arising from rights under federal, state, or local laws relating to the prohibition of discrimination on the basis of race, national origin, sex, religion, age (including under the Age Discrimination in Employment Act of 1967, 29 U.S. Code Section 626 et seq.), marital status, handicap, ancestry, sexual orientation, or any other protected classification, and any and all Claims arising under common law, including, but not limited to, common law Claims for breach of contract, breach of the implied covenant of good faith and fair dealing, wrongful termination, discrimination, tortious interference with contract or with current or prospective economic advantage, fraud, deceit, misrepresentation, violation of public policy, breach of privacy, defamation, infliction of emotional distress, loss of consortium, breach of fiduciary duty, Claims arising from any alleged breach of any alleged employment agreement, or any other common law Claim of any kind whatsoever.

        9.3 Federal Age Discrimination Waiver. Notwithstanding your resignations as Chairman, CEO, and President, since you are older than 40 years of age, you are entitled to review this Agreement of continued employment for 21 days before signing it, but you may sign and return it earlier if you desire. You also have the right to revoke this Agreement by giving the Company written notice of revocation within seven (7) days after signing it.

        9.4 Waiver of Unknown Claims. You waive any rights that you may have under Section 1542 of the Civil Code of California, as well as the provisions of all similar statutes or similar principles of common law of California, of the United States, or of the other states of the United States. Section 1542 of the Civil Code of the State of California provides as follows:

        9.5 Filing of Claims. You promise that you will not file any litigation or arbitration Claim against any person in the Company Group relating to your employment with the Company or your retirement arising before the date hereof.

        9.6 Certain Definitions. "Claims" means any and all claims, charges, demands, obligations, liabilities, damages and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil, criminal or administrative claim, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed. "Company Group" means the Company and any parent entity, subsidiaries, successors, affiliates, assigns, officers, directors, agents, employees, representatives, attorneys and stockholders.


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    10. Announcements. The Company will prepare, in consultation with you, a press release announcing your retirement. Except to the extent required by applicable law, rules, regulations or court orders, the Company will not knowingly make any public announcements or private statements inconsistent with such press release.

    11. General.

        11.1 Complete Agreement. This Agreement and any agreements referred to herein or executed contemporaneously herewith constitute the entire agreement and understanding between the parties to this Agreement and supersede all prior and contemporaneous negotiations and understandings between the parties, whether oral or written. In the event of any inconsistency between this Agreement and the Employee Acknowledgment Form, this Agreement shall control. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms, conditions or covenants hereof may be waived, only by a written instrument executed by both parties to this Agreement, or in the case of a waiver, by the party waiving compliance.

        11.2 Notices. Unless otherwise specifically permitted by this Agreement, all notices under this Agreement shall be in writing and shall be delivered by personal service, facsimile, telegram, or certified mail (or, if certified mail is not available, then by first class mail), postage prepaid, (a) to the Company at its principal place of business, (b) to You at your last home address in the employee records of the Company or (c) such other address as may be designated from time to time by the relevant party. Any notice sent by certified mail shall be deemed to have been given three (3) days after the date on which it is mailed. All other notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party.

    If this letter accurately reflects the terms for your retirement, please sign and return the enclosed copy of this letter.

Sincerely,

/s/ Richard G. Nadeau
---------------------------
Dr. Richard G. Nadeau
IRIS Director and Authorized Signatory

ACCEPTED AND AGREED:

/s/ Fred H. Deindoerfer
---------------------------
Dr. Fred H. Deindoerfer

cc: IRIS Board of Directors


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September 10, 1999


Dr. Fred H. Deindoerfer
[ADDRESS OMITTED]


    Re: Transition Upon Retirement

Dear Fred:

    This letter supplements the letter dated of even date herewith (the "AGREEMENT") between International Remote Imaging Systems, Inc. (the "COMPANY") and you ("YOU") regarding the terms under which You have agreed, in connection with your planned retirement, to assist with the transition of your responsibilities to Dr. O'Malley.

    The Company will have the right until December 31, 1999 to review and accept the Agreement and may revoke it without liability any time prior to such date by written notice to You. The Company will be deemed to have accepted the Agreement if it fails to give such notice to You by December 31, 1999.

    If this letter accurately reflects the supplemental terms to the Agreement, please sign and return the enclosed copy of this letter.

Sincerely,

/s/ Richard G. Nadeau
---------------------------
Dr. Richard G. Nadeau
IRIS Director and Authorized Signatory

ACCEPTED AND AGREED:

/s/ Fred H. Deindoerfer
---------------------------
Dr. Fred H. Deindoerfer

cc: IRIS Board of Directors


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